(To Prospectus Dated November 7, 2000
and Prospectus Supplement dated August 20, 2002)

File No. 333-42748

CENTERPOINT PROPERTIES TRUST
MEDIUM-TERM NOTES, SERIES B 2002-1 FIXED RATE

Agents:	Banc of America Securities LLC, Banc One Capital Markets, Inc., Goldman, Sachs & Co. and Lehman Brothers Inc.
Principal Amount:	$150,000,000
Price to Public (Issue Price)	$149,232,000
Agents' Discount or Commission:	$900,000
Net Proceeds to CenterPoint:	$148,332,000
Interest Rate:	5.750% per year
Issue Date:	August 27, 2002
Maturity Date:	August 15, 2009
Interest Payment Dates:	The 15th day of each February and August, commencing February 15, 2003.
CUSIP No.	15189P AA3

        It is expected that delivery of the notes will be made against payment therefor on or about August 27, 2002, which is more than three business days following the date of this pricing supplement. Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who trade notes on the date of this pricing supplement or prior to August 22, 2002 will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date of this pricing supplement or prior to August 22, 2002, should consult their own advisor.

        Capitalized terms used in this Pricing Supplement which are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

The date of this Pricing Supplement is August 20, 2002

Calculation Agent:	U.S. Bank Trust National Association
Interest Calculation:
	☒	Regular Fixed Rate Note
Day Count Convention:
	☐	Actual / 360 from the period from / / to / /
	☐	Actual / Actual from the period from / / to / /
	☒	30/360
Redemption:
	☐	The Notes cannot be redeemed prior to the Stated Maturity Date.
	☒	The Notes may be redeemed prior to the Stated Maturity Date.
Initial Redemption Date:
Redemption Price: The Notes are redeemable, at the option of CenterPoint, prior to the Maturity Date, as described in the Prospectus Supplement, at a redemption price equal to 100% of the principal amount of the Notes plus a Make-Whole Amount, as defined in the Prospectus Supplement, determined at a discount rate equal to the Treasury Yield, plus 30 bps.
Repayment:
	☒	The Notes are not subject to repayment at the option of the holder.
	☐	The Notes are subject to repayment at the option of the holder.
	☐	Option Repayment Date(s):
Repayment Price: %
Currency:
Specified Currency: U.S. (If other than U.S. dollars, see attached)
Minimum Denominations: (Applicable only if Specified Currency is other than U.S. dollars)
Original Issue Discount: ☐ Yes ☒ No
Form:	☒	Book Entry ☐	Certificated
Other:	☐	Principal ☒	Agent